Exhibit 23.1









            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement Nos. 333-105380, 333-95705, 333-01969, 333-17823, 333-17825, 333-70656, 333-87890,
333-115677, and 333-124967 on Form S-8 of our reports dated February 28, 2007, relating to the consolidated financial statements of Applebee's International, Inc. and subsidiaries (which report included an explanatory paragraph regarding a change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment") and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Applebee's International, Inc. and subsidiaries for the fiscal year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 28, 2007